Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2015 Results

Bridgeview, IL, November 4th, 2015 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced third quarter 2015 results.

Third Quarter Highlights:

•	Net revenues increased 46% year-over-year to $96.7 million compared to $66.2 million.

•	Gross Profit of $18.3 million or 18.9 percent of sales compared to $10.9 million and 16.5 percent of sales in the third quarter last year.

•	Net income of $0.2 million or $0.01 per share compared to net income of $1.8 million or $0.13 per share.

•	Adjusted EBITDA (1) was $7.0 million or 7.2% of sales, compared to $4.5 million or 6.8% of sales.

•	Cash flow generated from operating activities of $2.9 million, compared to $6.4 million in the third quarter 2014.

•

Repaid $2.0 million of term debt in the quarter, to bring total term debt payments in 2015 to $10.0 million and total debt reduction of $23.1 from year end 2014 adjusted for acquisitions and new facility lease.

•	Consolidated backlog as of September 30, 2015 was $88.9 million compared to $102.1 million at September 30, 2014 and $107.3 million at December 31, 2014.

(1)

Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Chairman and Chief Executive Officer, David Langevin, commented, “Our quarterly results reflect continued weakness in our core straight mast crane boom truck markets. However, our strategy to diversify our revenue streams and to pursue a variable cost production model have us well positioned in these volatile markets. We have also seen positive results from our cost control efforts which is reflected in the 18.9% gross margin for the current quarter representing a solid improvement over the 16.5% margin of the same quarter a year ago. Further, our latest addition to our organization the PM Group reported a 13% EBITDA margin for the third quarter and ASV our joint venture company with Terex Corporation added EBITDA at 9.5%. Our integration of PM and the development of the independent ASV distribution network are progressing well, and we are seeing the market for knuckle boom cranes continue to grow.

Our priorities for this year and next continue to be integration and execution of our new acquisitions along with the strengthening of our balance sheet. To date we have reduced our overall debt by $23.1 million thereby lowering our interest expense and improving our financial position. In addition, we believe we will finish the year strong in this area to further improve our debt ratios.”

Consolidated Segment Results-Third Quarter

	Three Months Ended September 30,
	2015	2014
Net revenues
Lifting Equipment	$66,950	$61,670
Equipment Distribution	2,953	5,296
ASV	26,899	—
Inter-segment sales	(131)	(769)

Total	$96,671	$66,197
Operating income from continuing operations
Lifting Equipment	$4,767	$5,007
Equipment Distribution	(231)	17
ASV	1,367	—

Segment operating income*	$5,903	$5,024

*	Segment operating income excludes corporate expenses and inter-segment eliminations of profit in inventory

— more —

Net revenues for the three months ended September 30, 2015 increased $30.5 million or 46.0% year over year, including the impact of $49.9 million of revenues related to the acquisitions of PM and ASV, and without which total revenues would have declined by $19.4 million or 29.3%. Total net revenues were also adversely affected by $7.9 million, all of which is reflected in the Lifting segment, due to the impact of currency translation with a stronger U.S. dollar compared to the third quarter of 2014. By segments, Lifting equipment revenues increased $5.3 million or 8.6%, Equipment Distribution decreased $2.3 million or 44.2% and the ASV segment contributed $26.9 million. The Lifting segment included the benefit of $23.0 million of sales from the recently acquired PM Group but was also adversely impacted by the previously mentioned currency translation impact of $7.9 million. Excluding these two items, the segment revenues would have decreased $9.8 million or 16%, substantially driven by the reduction in demand in the Manitex crane operations, partially offset by stronger sales from the CVS container handling equipment operations.

For the three months ended September 30, 2015, segment operating income was $5.9 million or 6.1% of sales, and compared to $5.0 million and 7.6% for the comparable period of 2014. The impact of currency translation with a stronger U.S. dollar compared to the third quarter of 2014 decreased operating income by $0.6 million. Gross profit increased $7.4 million with contributions from the ASV and PM acquisitions offsetting reduced gross margin from lower sales in the crane and equipment distribution operations. Gross profit percent improved to 18.9% from 16.5 % in the year ago period, with the increase in profit percent being generated by a stronger margin from military and PM product sales together with continued positive results from our cost reduction activities, offset by reduced margins from lower crane volumes and a higher proportion of lower capacity boom truck cranes in sales. Segment operating expenses, excluding the expenses relating to the acquired ASV and PM operations reduced $0.3 million year over year and SG&A expense in total in the quarter was 13.8% of sales, reflecting the increased international operations.

Lifting Equipment Segment

	Three Months Ended September 30,
	2015	2014
Net revenues	$66,950	$61,670
Operating income	4,767	5,007
Operating margin	7.1%	8.1%

Net revenues for the quarter increased $5.3 million or 8.6%, including $23.0 million of sales from the recently acquired PM Group, without which revenues would have decreased $17.7 million of which adverse currency translation impacts by $7.9 million. The world market for PM product continues to show positive trends and we are seeing consistent growth and product acceptance in North America. In the third quarter, PM sales to the Middle East, S. America and Europe were the principal contributors to revenues. Sales in the third quarter of 2015 of straight mast boom truck cranes continued to be adversely impacted by the slowdown of activity in the energy sector which resulted in sales of under-utilized equipment to other industries such as the relatively strong general construction sector. Sales of cranes with capacities greater than forty tons continue to be lower as a percentage of sales than in recent years impacting both revenues and margins. Sales of other equipment reflected consistent demand from the general construction sector and an increase compared to the first half of 2015 of military material handling equipment.

Operating income of $4.8 million was $0.2 million lower than the third quarter of 2014 including an adverse currency translation effect of $0.6 million. The addition of operating income from the PM acquisition and improved margins from the cost reduction activities and military equipment sales was offset by the previously mentioned adverse currency impact and reduced volumes and adverse product mix in the Manitex crane operations.

ASV Segment

	Three Months Ended September 30,
	2015	2014
Net revenues	$26,899	$—
Operating income	1,367	—
Operating margin	5.1%	—

ASV was acquired on December 15, 2014, therefore there is no comparison for the three or nine month period ending September 30, 2014.

ASV revenues for the third quarter of $26.9 million were $5.3 million lower than the second quarter of 2015 due to lower machine sales and lower sales of OEM undercarriage. Unit sales of machines decreased from the second quarter by 19% but reflected a more favorable mix with a stronger comparative demand for compact track loaders compared to skid steers. Lower demand was attributed to a slower demand from general construction activity in North America, while demand in Australasia remained steady in the quarter. Shipments of the newly launched ASV branded product that began in the second quarter of 2015, while at relatively low levels, were in line with expectations and increased quarter over quarter to represent 12% of unit sales in the quarter. Our program to establish a new ASV branded dealer network in North America is progressing well and as the number of dealers increases it provides additional sales opportunities for the ASV product. From zero locations at the start of 2015, the number of ASV locations has increased to over 50 and is expected to double by the end of the year. This is a very positive trend and is expected to increase progressively throughout the second half of the year as new distribution continues to be brought on line.

Operating margins were 5.1% of sales for the third quarter, slightly reduced from the second quarter, as the negative impact of reduced volumes was partially offset by improved mix of product sales. In the third quarter, gross margin percent was consistent with that of the second quarter of 2015 and operating expenses lower largely due to lower sales expenses.

Equipment Distribution Segment

	Three Months Ended September 30,
	2015	2014
Net revenues	$2,953	$5,296
Operating income	(231)	17
Operating margin	(7.8)%	0.3%

Net revenues in the third quarter of 2015 were $2.3 million lower than in the third quarter of 2014, of which $2.2 million related to reduced sales of new crane equipment which continues to be impacted by reduced demand for product arising from the slowdown in the energy sector and from the comparative period for 2014 including a substantial initial sale of equipment into the rental sector. Sales of remarketed product were lower by $0.7 million largely due to lower demand from Canada due to the adverse currency impact from the strong US dollar. These reductions were partially offset by revenue increases from rental revenues and parts and service sales that benefited from improving construction activity. Third quarter 2015 operating income and margin was adversely impacted by loss of from reduced sales, although gross margin percent improved due to a higher proportion of parts sales in total revenues.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Results for the year and the third quarter continue to be significantly impacted by the reduced demand for our higher tonnage crane product that has been created by the energy sector slowdown and the redeployment of existing oil field equipment into other markets, and also by the negative impact of the stronger dollar on currency translation for both revenues and operating income. In fact, currency exchange rates accounted for $7.9 million in lower sales and $0.6 million of lower operating income for the quarter. Nonetheless, the performance of our other portfolio companies and our recent acquisitions is positive and encouraging and has provided welcome diversification and counter balancing. Sales under our military contracts at Liftking ramped up during the third quarter and are expected to expand more consistently in the fourth quarter and in next year. PM is securing orders on an international basis and is operating in a market of growing demand where we have not been competing until this year. Also, the introduction of the new ASV branded product into its new distribution network is proceeding well and will provide broader sales coverage in North America as we move forward. Cost control and debt reduction are our highest priorities as we rebalance after the recent acquisition activities. Our cost reduction initiative is tracking very well to plan as at September 30, 2015 and has delivered $3.0 million of the $4.0 million year over year and $15 million over three years meeting the cost reduction targets previously announced. We have reduced our debt by $23.1 million since the start of the year as adjusted for the acquisition of PM and the recent renewal of our Manitex facility lease in Texas.

Mr. Langevin concluded, “In managing through what has turned out to be a year of contraction in our key straight mast crane market, we are pleased to say that we continue to achieve higher overall margins than during prior down markets. Our goals are clear. We will continue to manage our costs and further the expansion of distribution for both PM and ASV and the start of production of PM knuckle booms in North America.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-430-8691 if calling within the United States or 719-325-2177 if calling internationally. A replay will be available until November 11, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4312814 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Liftking, Load King, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$96,671	$66,197	$308,157	$197,172
Cost of sales	78,363	55,282	251,694	161,509

Gross profit	18,308	10,915	56,463	35,663
Operating expenses
Research and development costs	1,329	611	4,563	1,909
Selling, general and administrative expenses	13,307	6,893	41,792	21,554

Total operating expenses	14,636	7,504	46,355	23,463

Operating income	3,672	3,411	10,108	12,200
Other income (expense)
Interest expense	(3,187)	(671)	(9,660)	(2,192)
Foreign currency transaction (loss) gain	(95)	(102)	584	(27)
Other income (loss)	(49)	71	(58)	(67)

Total other expense	(3,331)	(702)	(9,134)	(2,286)

Income before income taxes and loss in non-marketable equity interest	341	2,709	974	9,914
Income tax	69	941	237	3,283
Loss in non-marketable equity interest, net of taxes	(40)	—	(119)	—

Net income	$232	$1,768	$618	$6,631
Net income attributable to noncontrolling interest	(23)	—	(495)	—

Net income (loss) attributable to shareholders of Manitex International, Inc.	$209	$1,768	$123	$6,631

Earnings (Loss) Per Share
Basic	$0.01	$0.13	$0.01	$0.48
Diluted	$0.01	$0.13	$0.01	$0.48
Weighted average common shares outstanding
Basic	16,014,594	13,822,918	15,955,025	13,817,538
Diluted	16,039,361	13,873,157	15,973,297	13,862,651

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$4,446	$4,370
Trade receivables (net)	72,897	60,855
Accounts receivable from related party	318	8,609
Other receivables	4,594	243
Inventory (net)	123,546	96,722
Deferred tax asset	1,324	1,325
Prepaid expense and other	4,709	1,733

Total current assets	211,834	173,857

Total fixed assets (net)	46,635	28,584
Intangible assets (net)	73,740	51,922
Deferred tax asset	11,731	2,081
Goodwill	82,035	52,935
Other long-term assets	5,865	4,176
Non-marketable equity investment	5,833	5,951

Total assets	$437,673	$319,506

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$34,681	$11,999
Revolving credit facilities	2,509	2,798
Current portion of capital lease obligations	1,056	1,631
Accounts payable	52,465	36,006
Accounts payable related parties	2,251	503
Income tax payable on conversion of ASV	—	16,500
Accrued expenses	19,374	16,386
Other current liabilities	3,801	2,407

Total current liabilities	116,137	88,230

Long-term liabilities
Revolving term credit facilities	50,693	46,457
Notes payable	79,660	40,088
Capital lease obligations	5,922	2,710
Convertible note-related party (net)	6,701	6,611
Convertible note (net)	14,358	—
Deferred gain on sale of building	1,007	1,268
Deferred tax liability	17,825	4,163
Other long-term liabilities	7,890	1,973

Total long-term liabilities	184,056	103,270

Total liabilities	300,193	191,500

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2015 and December 31, 2014	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,014,594 and 14,989,694 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	92,462	82,040
Paid in capital	3,112	1,789
Retained earnings	22,083	21,960
Accumulated other comprehensive loss	(3,911)	(1,023)

Equity attributable to shareholders of Manitex International, Inc.	113,746	104,766
Equity attributable to noncontrolling interest	23,734	23,240

Total equity	137,480	128,006

Total liabilities and equity	$437,673	$319,506

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2015	2014
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$618	$6,631
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	9,306	3,334
Changes in allowances for doubtful accounts	3	128
Changes in inventory reserves	787	(151)
Deferred income taxes	(52)	178
Amortization of deferred financing cost	778	—
Amortization of debt discount	510	—
Change in value of interest rate swaps	(730)	—
Loss in non-marketable equity interest	118	—
Share-based compensation	1,167	906
Gain on disposal of fixed assets	(123)	—
Reserves for uncertain tax provisions	18	(104)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	15,985	(6,519)
(Increase) decrease in accounts receivable finance	—	321
(Increase) decrease in inventory	(7,109)	(9,849)
(Increase) decrease in prepaid expenses	(3,041)	(278)
(Increase) decrease in other assets	97	11
Increase (decrease) in accounts payable	(5,195)	3,550
Increase (decrease) in accrued expense	(4,853)	56
Increase (decrease) in income tax payable on ASV conversion	(16,500)	—
Increase (decrease) in other current liabilities	161	72
Increase (decrease) in other long-term liabilities	2,580	(30)

Net cash used for operating activities	(5,475)	(1,744)

Cash flows from investing activities:

Acquisition of business, net of cash acquired	(13,747)	—
Proceeds from the sale of fixed assets	254	—
Purchase of property and equipment	(1,963)	(704)
Investment in intangibles other than goodwill	(204)	—

Net cash used for investing activities	(15,660)	(704)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	5,432	1,047
Net borrowings (repayments) on working capital facilities	(3,469)	1,053
New borrowings—convertible notes	15,000	—
New borrowings—term loan	14,000	677
New borrowings—other	4,662	—
Bank fees and cost related to new financing	(1,149)	—
Note payments	(11,115)	(963)
Shares repurchased for income tax withholding on share-based compensation	(3)	(6)
Proceeds from capital leases	—	942
Payments on capital lease obligations	(1,324)	(1,053)

Net cash provided by financing activities	22,034	1,697

Net increase (decrease) in cash and cash equivalents	899	(751)
Effect of exchange rate changes on cash	(823)	(406)
Cash and cash equivalents at the beginning of the year	4,370	6,091

Cash and cash equivalents at end of period	$4,446	$4,934

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended September 30, 2015, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition related and other exceptional costs, net of tax, and change in net income attributable to noncontrolling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, foreign exchange transaction gain / losses, other income / expense, acquisition related expense and other exceptional costs and Depreciation and Amortization (Adjusted EBITDA) and Adjusted Net Income, GAAP net income adjusted for acquisition and certain other one off items are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three and nine month periods ended September 30, 2015 and 2014 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income (loss) attributable to Manitex shareholders	209	1,768	$123	6,631
Net income attributable to noncontrolling interest	23	—	495	—
Income tax	69	941	237	3,283
Interest expense	3,187	671	9,660	2,192
Foreign currency transaction losses (gain)	95	102	(584)	27
Other (income) expense & loss from non-marketable equity investment	89	(71)	177	67
Acquisition and other expense	—	—	3,388	—
Depreciation & Amortization	3,319	1,108	9,305	3,334
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$6,991	$4,519	$22,801	$15,534
Adjusted EBITDA % to sales	7.2%	6.8%	7.4%	7.9%

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income (loss) attributable to Manitex shareholders	$209	$1,768	$123	$6,631
Pre – tax acquisition and other expenses	—	—	3,388	—
Tax effect based on jurisdictional blend	—	—	(982)	—
Change in net income attributable to noncontrolling interest	—	—	(451)	—
Adjusted Net Income	$209	$1,768	$2,078	$6,631
Weighted average diluted shares outstanding	16,039,361	13,873,157	15,973,297	13,862,651
Diluted earnings (loss) per share as reported	$0.01	$0.13	$0.01	$0.48
Total EPS Effect	—	—	$0.13	—
Adjusted Diluted earnings per share	$0.01	$0.13	$0.14	$0.48

Acquisition and other expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

There were no items adjusting the three months to September 30, 2015 or 2014.

Nine Months Ended September 30, 2015	Pre-tax	After-tax	EPS
Deal transaction related	$3,031	$2,161	$0.14
Exceptional operating cost	$357	$245	$0.02
Change in noncontrolling interest	$(451)	$(451)	$(0.03)
Total	$2,937	$1,742	$0.13

There were no items adjusting the nine months to September 30, 2014.

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2015	December 31, 2014	September 30, 2014
Backlog	$88,946	$107,327	$102,056
9/30/2015 increase v prior period		(17.1%)	(12.8%)

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2015	December 31, 2014
Current Assets	$211,834	$173,857
Current Liabilities	$116,137	$88,230
Current Ratio	1.8	2.0

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	September 30, 2015		December 31, 2014
Current portion of long term debt	34,681		11, 999
Current portion of capital lease obligations	1,056		1,631
Revolving credit facilities	2,509		2,798
Revolving term credit facilities	50,693		46,457
Notes payable – long term	79,660		40,088
Capital lease obligations	5,922		2,710
Convertible Notes	21,059		6,611
Debt	$195,580		$112,294

Trailing 12 month Adjusted EBITDA*	$28,442		$20,864
Debt to Adjusted EBITDA Ratio proforma*	5.9	*	5.4	*

*

ASV and PM acquisitions have been included for the period since their respective acquisition, December 19, 2014 for ASV and January 15, 2015 for PM. Therefore trailing twelve month Adjusted EBITDA only includes contributions from ASV of 282 days and 255 days from PM, giving debt to Adjusted Ebitda ratio of 6.9. Adjusting on a pro forma basis to include twelve months for all operations results in a ratio of 5.9.

Interest Cover is calculated by dividing Adjusted EBITDA (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period (October 1 2014 to September 30, 2015) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period October 1, 2014 to September 30, 2015	12 Month Period October 1, 2013 to September 30 2014
Adjusted EBITDA	$28,442	$21,759
Interest Expense	10,978	2,957
Interest Cover Ratio	2.6	7.4

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2015	December 31, 2014
Trade receivables (net)	$72,897	$60,855
Inventory (net)	123,546	96,722
Less: Accounts payable	52,465	36,006
Total Operating Working Capital	$143,978	$121,571
% of Trailing Three Month Annualized Net Sales	37.2%	45.4%

Trailing Twelve Months Adjusted EBITDA is calculated by adding the reported Adjusted EBITDA for the past 4 quarters.

Three Months Ended:	Adjusted EBITDA
December 31, 2014	5,330
March 31, 2015	8,030
June 30, 2015	8,091
September 30, 2015	6,991
Trailing Twelve Months Adjusted EBITDA	$28,442

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2015	September 30, 2014	December 31, 2014
Net sales	$96,671	$66,197	$66,909
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$386,684	$264,788	$267,636

Working capital is calculated as total current assets less total current liabilities

	September 30, 2015	December 31, 2014
Total Current Assets	$211,834	$173,857
Less: Total Current Liabilities	116,137	88,230
Working Capital	$95,697	$85,627